EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statement on Form S-3 (File No. 333-156563), and the registration statements on Form S-8 (File No. 333-2320, File No. 333-127134 and File No. 333-170651) relating to the Southern Missouri Bancorp, Inc. 1994 Stock Option and Incentive Plan and Management Recognition Plan, 2003 Stock Option and Incentive Plan, and Southern Bank 401(k) Retirement Plan, respectively, of our report dated September 24, 2012 with respect to the consolidated financial statements of Southern Missouri Bancorp, Inc., which report appears in this Annual Report on Form 10-K of Southern Missouri Bancorp, Inc. for the year ended June 30, 2012.

[BKD]

Decatur, Illinois
September 24, 2012